Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
Investor Relations Contact: Brian Angeli - 215.299.6119
ir@fmc.com

FMC Corporation Updates Third-Quarter and Full-Year 2015 Outlook

•	Rapid devaluation of Brazilian real negatively impacting second-half 2015 outlook

•	Performance of all businesses other than Agricultural Solutions Latin America in line with prior expectations

•	Brazil operations to be restructured to align with current market conditions

•	Global corporate costs to be further reduced

•	Cheminova integration accelerated and additional cost savings identified

•	Annual run-rate cost reduction from all actions of $140 to $160 million, compared to prior target of $90 million

PHILADELPHIA, October 12, 2015 - FMC Corporation (NYSE:FMC) today announced that, due to the recent rapid devaluation of the Brazilian real, the company is reducing third-quarter and full-year outlook for its Agricultural Solutions segment. The company expects third-quarter segment earnings of $59 million and fourth-quarter segment earnings to be in the range of $110 to $130 million. Assuming an adjusted tax rate of 27 percent, adjusted earnings are expected to be $0.38 per share for the third quarter and in the range of $2.35 to $2.45 per share for the full year.

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A rapid devaluation of the Brazilian real, which depreciated over 50 percent versus the U.S. dollar in the past 12 months, and over 25 percent versus the U.S. dollar during the third quarter alone, has created significant headwinds that will continue to impact Agricultural Solutions segment earnings in the second half of 2015. Customer-held inventory levels remain elevated, limiting FMC’s ability to increase prices quickly enough to fully offset the impact of these currency movements. During the third quarter, FMC recovered approximately 40 percent of the foreign exchange impact through price increases. The company estimates that the devaluation of the Brazilian real in the second half of 2015 will reduce segment earnings by between $200 million and $240 million, which will be partially offset by price increases of $90 million to $110 million.
FMC is announcing several targeted measures to reduce enterprise-wide operating costs and reorganize the company’s operations in Brazil:

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FMC will reduce corporate costs through workforce reductions, lower discretionary spending and global procurement initiatives. These actions began in September and will be substantially completed by the end of the year.

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FMC will resize its operations in Brazil to align the business with near-term market conditions. FMC will enhance its focus on proprietary technology platforms and differentiated products, and will rationalize the company’s product offerings to eliminate low-margin sales. This portfolio rationalization program, including the previously announced sale of FMC’s generic subsidiary, Consagro, will reduce 2015 revenue in Brazil by $250 million compared to 2014. This will enable FMC to further reduce the region’s operating costs and enhance its potential to deliver higher future earnings and return on capital. At the completion of this reorganization, FMC’s workforce in Brazil will be approximately half its size compared to 2014. All of these actions will be substantially completed by year-end.

•	The Cheminova integration will be accelerated and additional programs to achieve further cost savings will be implemented, commencing immediately.

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FMC now expects total headcount reductions of 800 to 850 positions. Run-rate cost savings by the middle of 2017 will be $140 million to $160 million, compared to the prior target of $90 million. The majority of the actions to achieve these savings will be implemented within the next six months.
“We are taking aggressive actions to address the extraordinary operating environment in Brazil,” said Pierre Brondeau, FMC president, CEO, and chairman. “The steps we are announcing today will protect the profitability of the business during this downturn, shrink the capital employed in the region and position FMC to take advantage of a future market recovery. FMC will be well positioned to deliver solid earnings growth and higher returns beginning in 2016, even in the face of soft market conditions.
“FMC Agricultural Solutions outside of Brazil continues to perform well,” Brondeau said. “On a pro forma basis, FMC Agricultural Solutions outside Latin America is expected to deliver profits in line with prior expectations, demonstrating the strength of FMC’s portfolio and technology in a weak global agriculture market. FMC Health and Nutrition and FMC Lithium are performing as expected, each benefiting from commercial and operating initiatives implemented over the past 12 months. These business segments are on track to deliver full-year 2015 segment earnings in line with guidance.”
Details about the company’s corporate restructuring, changes in the Brazilian operations and accelerating the Cheminova integration will be discussed during FMC’s third quarter earnings conference call. FMC will release its third quarter 2015 earnings on Monday, November 2, 2015, after the stock market close via PR Newswire and on the company’s website at: http://www.fmc.com. The company will host a webcast conference call on Tuesday, November 3, 2015, at 9:00 a.m. ET, that is open to the public via Internet broadcast and telephone.

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About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. FMC acquired Cheminova in April of 2015. Pro forma revenue totaled approximately $4.5 billion in 2014. FMC employs approximately 7,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2014 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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